EXHIBIT 99.1
For Immediate Release
WSI Industries Reports 38% Increase in Full Year Sales &
98% Increase in Full Year Net Income
October 7, 2008—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported full year sales for fiscal 2008 ending August 31, 2008 of $25,882,000, an increase of 38% over the prior year amount of $18,808,000. Net income for fiscal year 2008 was $1,478,000 or $.52 per diluted share, an increase of 98% over the prior year of $747,000 or $.27 per diluted share.
For the fourth quarter ended August 31, 2008, the Company reported sales of $6,783,000 or an increase of 36% over the prior year quarter sales of $5,001,000. The Company’s net income in the current year’s fourth quarter was $301,000 or $.11 per diluted share, or an increase of 33% over the prior year’s quarter of $226,000 or $.08 per diluted share.
Michael J. Pudil, president and chief executive officer, commented: “Fiscal 2008 was a successful year highlighted by 38% sales growth and a near doubling of net income. Our energy sales, which were down from our prior projections due to delays in product start-ups, expanded to almost $8.9 million for the year or 34% of our total revenues.” Pudil went on to say: “WSI heavily invested in our plant and equipment in fiscal 2008 including $2.75 million in state of the art equipment. We are also nearing completion of a $1 million expansion of our facility which will increase our manufacturing floor space by 32%. Even with these expenditures, our financial resources remain strong with $1.8 million in cash and $4.2 million in working capital on our balance sheet.” Pudil concluded: “Our core business in the aerospace and recreational markets remains stable. Our energy business will have lower revenues in the first quarter of fiscal 2009 due to program changes. For the fiscal 2009 year however, we believe our energy business will be strong as it continues to evolve with different parts and programs from existing and new customers. We will continue to work on expanding our business with our current customer base as well as identifying and securing new customers. Our outlook for fiscal 2009 remains positive as we anticipate future growth in sales and earnings.”
The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable November 5, 2008 to holders of record on October 22, 2008.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
# # #
For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 31,	August 26,	August 31,	August 26,
	2008	2007	2008	2007
Net Sales	$6,783	$5,001	$25,882	$18,808
Cost of products sold	5,578	3,996	20,988	15,333

Gross margin	1,205	1,005	4,894	3,475
Selling and administrative expense	669	601	2,492	2,156
Interest and other income	(14)	(18)	(178)	(82)
Interest and other expense	87	57	306	197

Net Income before taxes	463	365	2,274	1,204
Income tax expense (benefit)	162	139	796	457

Net income (loss)	$301	$226	$1,478	$747

Basic earnings (loss) per share	$0.11	$0.08	$0.54	$0.28

Diluted earnings (loss) per share	$0.11	$0.08	$0.52	$0.27

Weighted average number of common shares outstanding	2,783	2,727	2,752	2,700

Weighted average number of common and dilutive potential common shares	2,834	2,803	2,817	2,752
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

	August 31,	August 26,
	2008	2007
Assets:
Total Current Assets	$8,486	$6,898
Property, Plant, and Equipment, net	7,231	4,520
Intangible Assets	2,930	3,333

Total Assets	$18,647	$14,751

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,298	$3,525
Long-term debt	5,238	3,328
Shareholders’ equity	9,111	7,898

Total Liabilities and Shareholders’ Equity	$18,647	$14,751